The Mexico Fund, Inc.

CONTACT:	Eduardo Solano Investor Relations Vice President The Mexico Fund, Inc. 011-52-55-5282-8900

CONTACT:	Patricia Baronowski The Altman Group 212-400-2604

FOR IMMEDIATE RELEASE

THE MEXICO FUND, INC. ANNOUNCES TERMS OF FORTHCOMING

IN-KIND TENDER OFFER (“THE OFFER”)

Washington, D.C., August 31, 2009 — The Mexico Fund, Inc. (NYSE: MXF) (“the Fund”) announced today that beginning September 3, 2009, the Fund will offer to purchase up to 15% of the Fund’s outstanding shares at a price equal to 98% of the Fund’s net asset value per share (“NAV”) on the Expiration Date (as defined below) in exchange for a pro-rata portion of the Fund’s portfolio securities (“Offer”). Unless extended, the Offer period and withdrawal rights will expire at 11:59 p.m. New York City time on October 5, 2009 (“Expiration Date”).

The Offer is not conditioned upon the tender of any minimum number of shares. If the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 15% of outstanding shares, the Fund will purchase all Fund shares tendered. However, if the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date exceeds 15% of outstanding shares, the Fund will purchase tendered shares on a pro-rata basis. There can be no assurance that the Fund will be able to purchase all the shares that a stockholder tendered.

On May 15, 2009, the Fund announced that the Board of Directors (“Board”) adopted a statement setting forth a consolidated strategy to reduce the Fund’s stock price discount. Among other actions, the Board stated that if after the elimination of the Fund’s in-kind repurchase offer program as a fundamental policy of the Fund (the “Policy”) by a vote of the Fund’s stockholders, the Fund were to trade at a volume-weighted average discount to NAV of greater than 10% during a 12-week measuring period, the Board would authorize an in-kind tender offer to acquire up to 15% of the Fund’s outstanding securities at a price of 98% of the Fund’s NAV on the pricing date for the tender offer in exchange for a pro-rata portion of the Fund’s portfolio securities. At a special meeting of stockholders on June 8, 2009, stockholders approved the elimination of the Policy. Since stockholders voted to eliminate the Policy, the first 12-week rolling measuring period commenced beginning with the week of June 8, 2009 and expired on August 28, 2009. The Fund’s shares traded at a volume-weighted average discount to NAV of 10.51% during this 12-week measuring period. Therefore, the Board has determined to effect this Offer under Rule 13e-4 of the Securities Exchange Act of 1934.

The Fund is making this Offer to provide stockholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s ongoing efforts to provide additional value to stockholders. Stockholders can continue to sell their shares for cash through their brokers in market transactions on the New York Stock Exchange (“NYSE”). Participation in the Offer may represent greater value than stockholders would receive by selling Fund shares on the NYSE, depending on certain factors. The Offer provides a means for stockholders who want to sell their shares in the Fund to do so at 98% of NAV.

PARTICIPATION IN THE OFFER WILL RESULT IN THE RECEIPT OF MEXICAN SECURITIES IN EXCHANGE FOR SHARES OF THE FUND. IF YOU DO NOT WISH TO RECEIVE MEXICAN SECURITIES YOU SHOULD NOT PARTICIPATE IN THE OFFER. YOU MAY SELL YOUR FUND SHARES ON THE NYSE AT THE CURRENT MARKET PRICE AT ANY TIME.

For further information, contact the Fund’s Investor Relations office at 011-52-55-5282-8900, or by e-mail at investor-relations@themexicofund.com. Stockholders may also contact Georgeson Inc., the Information Agent for the Offer, at (888) 877-5373.

www.themexicofund.com

The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

END OF PRESS RELEASE